Exhibit 3.5

THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND MAY NOT BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY (A) WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS (AS DEFINED IN REGULATION S) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER, OR AN EXEMPTION FROM, THE PROSPECTUS AND REGISTRATION REQUIREMENTS OF THE 1933 ACT, OR (B) IN THE REPUBLIC OF HUNGARY OR TO RESIDENTS OF REPUBLIC OF HUNGARY EXCEPT PURSUANT TO THE APPLICABLE SECURITIES LAWS AND REGULATIONS OR PURSUANT TO AN EXEMPTION ORDER MADE BY THE APPROPRIATE GOVERNMENTAL SECURITIES REGULATOR(S).

SUBSRIPTION AGREEMENT

DATED                                        , 2007 FOR REFERENCE

BY AND BETWEEN

A.           POWER OF THE DREAM VENTURES, INC., a Delaware corporation having its principal office at 1095 Budapest, Soroksari ut 94-96, Hungary (the “Company”);

AND

B.           The undersigned subscriber [☐ a natural person,  ☐ a trust, ☐ a corporation, ☐ a partnership,  ☐ other (please specify) ______________________] having an office or residential address, as the case may be, set forth on the Signature Page hereto (the “Subscriber”).

RECITALS

WHEREAS, the Company is offering on a no minimum basis (the “Offering”) up to an aggregate of 9,600,000 shares (the “Offered Shares”) of its common stock (the “Common Stock”) in 1,200 units (the “Units”) of 8,000 Offered Shares each at a price of $20,000 per Unit ($2.50 per Offered Share), or $24,000,000 in the aggregate.

WHEREAS, the Company will offer and sell Offered Shares only to investors (i) who are not “U.S. Persons” as defined in Regulation S as promulgated under the Securities Act of 1933, as amended (the “1933 Act”) and (ii) who otherwise satisfy any applicable criteria established by the laws of the jurisdiction in which they reside.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

WHEREAS, the Subscriber desires to purchase from the Company and the Company desires to sell to the Subscriber the number of Units set forth on the Signature Page hereof (the “Subscribed for Units”), subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the recitals and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENTS

1.             Subscription and Purchase of Shares; Closing.

1.1           Definitions.

“1933 Act” shall have the meaning ascribed thereto in the recitals to this Agreement.

“1934 Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person.  For the purposes of this definition, "control," when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

“Agreement” means this Subscription Agreement.

 “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are closed.

“Closing Date” shall have the meaning ascribed thereto in Section 1.4 hereof.

“Commission” means the Securities and Exchange Commission.

“Common Sock” means shares of the Company's common stock, $0.001 par value, or such securities that such stock shall hereafter be reclassified into.

“Company,” shall have the meaning ascribed thereto in the preamble.

“Offered Shares” shall have the meaning ascribed thereto in the recitals to this Agreement.

“Offering” means the offering of Offered Shares.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchase Price” shall have the meaning ascribed thereto in Section 1.2 hereof.

“SEC Filings” shall have the meaning ascribed thereto in Section 4.5 hereof.

“Subscribed for Units” shall have the meaning ascribed thereto in recitals to this Agreement.

“US Person” shall have the meaning ascribed thereto in Section 1.5 hereto.

1.2           Subscription and Purchase of Shares.

Subject to the terms and conditions herein set forth, the Subscriber hereby subscribes for and agrees to purchase from the Company the Subscribed for Units, at a price per Unit of $20,000, or $2.50 per Offered Share, (the “Purchase Price”).

1.3           Payment of Purchase Price.

Simultaneously with the execution and delivery of this Agreement by the Subscriber, the Subscriber shall deliver the Purchase Price by check payable to the Company or by wire transfer of funds pursuant to wiring instructions provided by the Company and as set forth on Exhibit 1.3 hereto.

1.4           Closing.

The closing of the purchase and sale of the Subscribed for Units (the “Closing”) shall take place at the offices of the Company simultaneously with the execution and delivery of this Agreement by the Company, or at such other time and place or on such other business day thereafter as the parties hereto may agree (the “Closing Date”). As soon as practicable following the Closing Date, the Company will deliver or cause to be delivered a certificate(s) representing the Offered Shares constituting the Subscribed for Units to the Subscriber against confirmation of collection of the Purchase Price.

1.5           Limitations of Offering.

The Subscriber acknowledges that the Company is offering and selling the Offered Shares only to investors (the “Qualified Subscribers”) who are (a) who are not “US Persons” as that term is defined in Rule 902(o) of the Regulations as promulgated under the 1933 Act and

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

(b) who otherwise satisfy any applicable criteria established by the laws of the jurisdiction in which they reside.

1.6           No Minimum Number of Offered Shares Need be Sold.

The Subscriber acknowledges that the Company is offering and selling the Offered Shares on a no minimum basis, and further acknowledges and understands that since there is no minimum number of Units to be sold, no proceeds will be held in an escrow account and all funds will be immediately available to, and for use by, the Company. Subscriber further acknowledges that he may be the only investor in the Offering.

2.             Subscriber’s Conditions of Closing.

The Subscriber’s obligation to purchase and pay for the Subscribed for Units is subject to the satisfaction or waiver of the condition that the representations, warranties and covenants of the Company set forth in Section 4 hereof shall be true in all material respects on and as of the Closing Date, except to the extent of changes caused by the transactions herein contemplated; and, if the Closing Date is other than the date hereof, the Company shall deliver to Subscriber a certificate of a duly authorized officer of the Company, dated the Closing Date, to such effect.

3.             Company’s Conditions of Closing.

The Company’s obligation to sell the Subscribed for Units is subject to the satisfaction or waiver, on or before the Closing Date, of the conditions contained in this Section 3.

3.1           Representations, Warranties and Covenants.

The representations, warranties and covenants of the Subscriber set forth in Section 5 hereof shall be true in all material respects on and as of the Closing Date.

3.2           Payment of Purchase Price.

The Subscriber shall have purchased and paid for the Subscribed for Units by delivery of the Purchase Price.

3.3           No Adverse Action or Decision.

There shall be no action, suit, investigation or proceeding pending, or to the Company’s knowledge, threatened, against or affecting the Company or any of its properties or rights, or any of its affiliates, associates, officers or directors, before any court, arbitrator, or administrative or governmental body that (i) seeks to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement, or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

3.4           Compliance with Securities Laws.

The offer and sale of the Subscribed for Units under this Agreement shall have complied with, and shall not be prohibited by, all applicable requirements of the 1933 Act or applicable Hungarian Securities Laws (as hereinafter defined).

4.             Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Subscriber that:

4.1           Corporate Existence and Business.

The Company is a Company duly organized, legally existing, and in good standing under the laws of the State of Delaware with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is currently a development stage start-up technology company focused on the acquisition and development of intellectual property and technologies in the Republic of Hungary for commercialization in international markets. The Company seeks to acquire rights to and interests in intellectual property and technologies through a variety of methods including, but not limited to, the direct investment in entities owning or developing the intellectual property, licensing of the intellectual property or technology, or a joint venture arrangement to mutually develop and commercialize the intellectual property or technologies.

4.2           Authorization; Enforcement.

The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. When executed and delivered in accordance with the terms hereof, this Agreement shall constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. Anything herein to the contrary notwithstanding, this Agreement shall not become a binding obligation of the Company until it has been accepted by the Company as evidenced by its execution by a duly authorized officer.

4.3           Agreement Not in Conflict.

The execution and delivery of this Agreement by the Company and the completion of the transactions contemplated hereby do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both): (A) any statute, rule or regulation applicable to the Company; (B) the charter documents, by-laws or resolutions of the Company which are in effect at the date hereof; (C) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Company is a party or by which it is bound; or (D) any judgment, decree or order binding the Company or, to the best of its knowledge, information and belief, the property or assets of the Company.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

4.4           Authorized and Outstanding Capital Stock.

The Company’s authorized capital stock of consists of consists of 250,000,000 shares of Common Stock, and 10,000,000 preferred shares, $0.001 par value. As of the Reference Date there were 40,025,000 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.  If all of the Offered Shares are sold there will be an aggregate of 49,625,000 shares of Common Stock issued and outstanding.

4.5           Reporting Issuer Status.

The Company has a reporting obligation under Section 12(g) of the 1934 Act and is required to file current, quarterly and annual reports with the Commission on forms 8-K, 10-QSB and 10-KSB (collectively, the “SEC Filings”). The filed material may be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the Commission at 1-800-U.S. The Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the U.S.  Securities & Exchange Commission at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the U.S.  Securities & Exchange Commission at prescribed rates. The Company is current in its filings with the Commission.

4.6           Market for the Company’s Common Stock.

There currently is no trading market for the Company’s securities and no assurance can be given that a trading market for such securities will develop.

5.           Representations, Warranties and Acknowledgements of Subscriber.

The Subscriber represents, warrants and covenants to the Company that:

5.1           Organization; Authority.

The Subscriber has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and to carry out its obligations hereunder.  The Subscriber:

(a)           if a company, trust, partnership, qualified plan or other entity, further warrants and represents that it is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and is authorized and qualified to become a holder of the Subscribed for Units, the person signing this Agreement on behalf of such entity has been duly authorized to execute and deliver this agreement, and the acquisition of the Subscribed for Units by the Subscriber and the consummation by the Subscriber of the transactions contemplated hereby have been duly authorized by all necessary action to be taken on the part of the Subscriber;

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

(b)           if not an individual, further warrants and represents that it has the requisite power, authority and legal capacity to execute and deliver this Subscription Agreement, to perform all of its obligations hereunder and to undertake all actions required of the Subscriber hereunder, and all necessary approvals of its directors, partners, shareholders, trustees or otherwise (as the case may be) with respect to such matters have been given or obtained; and

(c)           in any case, represents and warrants that this Agreement has been duly executed and delivered by the Subscriber and constitutes a valid and legally binding obligation of the Subscriber, enforceable against the Subscriber, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The entering into of this Agreement and the transactions contemplated hereby will not result in a violation of any of the terms or provisions of any law applicable to the Subscriber, or any of the Subscriber’s charter documents, or of any agreement to which the Subscriber is a party or by which it is bound.

5.2           Acquisition of Offered Shares for Investment.

The Subscriber is acquiring the Subscribed for Units as principal for its own account for investment purposes only and not with a view to or for distributing or reselling the Subscribed for Units or any part thereof or interest therein. Except as otherwise disclosed in writing to the Company, the Subscriber is not acting jointly or in concert with any other person or company for the purposes of acquiring any of the Offered Shares.

5.3           Experience of Subscriber.

The Subscriber either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating and assessing the merits and risks of the prospective investment in the Subscribed for Units, and has so evaluated the merits and risks of such investment and has determined that the Subscribed for Units are suitable to investment for him.

5.4           Ability of Subscriber to Bear Risk of Investment.

The Subscriber acknowledges that the purchase of the Subscribed for Units is a highly speculative investment, involving a high degree of risk and the Subscriber is able to bear the economic risk of an investment in the Subscribed for Units; and, at the present time, is able to afford a complete loss of such investment.

5.5           No Conflict or Violation.

The execution, delivery, and performance of this Agreement by Subscriber and the consummation by Subscriber of the transactions contemplated hereby will not conflict with or result in a default under the terms of any material contract, agreement, obligation or commitment applicable to Subscriber. The execution, delivery and performance by the Subscriber of this Subscription Agreement and the completion of the transaction contemplated hereby do not and will not result in a violation of any law, regulation, order or ruling applicable to the Subscriber, and do not and will not constitute a breach of or default under any of the Subscriber’s charter documents (if the Subscriber is not a natural person) or any agreement to which the Subscriber is a party or by which it is bound.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

5.6           Regulation S Representations, Acknowledgements and Warranties.

The Subscriber represents, warrants, acknowledges, and covenants to the Company, that:

(a)           he is not a “US Person” as that term is defined in Rule 902 of Regulation S, as more fully set forth in Exhibit 1.5 hereto;

(b)           the Subscribed for Units are being offered and sold in reliance on the exemptions from the registration requirements of the 1933 Act provided by the provisions of Regulation S as promulgated under the 1933 Act, and that the Subscribed for Units may not be resold in the United States or to a US Person as defined in Regulation S, except pursuant to an effective registration statement or an exemption from the registration provisions of the 1933 Act as evidenced by an opinion of counsel acceptable to the Company, and that in the absence of an effective registration statement covering the Subscribed for Units or an available exemption from registration under the 1933 Act, the Subscribed for Units must be held indefinitely. The Subscriber further acknowledges that this Agreement is not intended as a plan or scheme to evade the registration requirements of the 1933 Act;

(c)           he is a resident of the country set forth on the signature page hereto;

(d)           he is not, and on the Closing Date will not be, an affiliate of the Company;

(e)           all offers and sales of the Subscribed for Units shall be made in compliance with all applicable laws of any applicable jurisdiction and, particularly, in accordance with Rules 903 and 904, as applicable, of Regulation S or pursuant to registration of the Subscribed for Units under the 1933 Act or pursuant to an exemption from registration.  In any case, none of the Subscribed for Units have been and will be offered or sold by the Subscriber to, or for the account or benefit of a U.S. Person or within the United States until after the end of a one year period commencing on the date on which this Agreement is accepted by the Company (the “Distribution Compliance Period”), except pursuant to an effective registration statement as to the Subscribed for Units or an applicable exemption from the registration requirements of the 1933 Act;

(f)           the Subscribed for Units have not been offered to the Subscriber in the United States and the individuals making the decision to purchase the Subscribed for Units and executing and delivering this Agreement on behalf of the Subscriber were not in the United States when the decision was made and this Agreement was executed and delivered;

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

(g)           he will not engage in any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Shares;

(h)           neither the Subscriber nor any of his affiliates will directly or indirectly maintain any short position, purchase or sell put or call options or otherwise engage in any hedging activities in any of the Subscribed for Units or any other securities of the Company until after the end of the Distribution Compliance Period, and acknowledges that such activities are prohibited by Regulation S.

5.7           Transfer Restrictions.

(a)           The Subscriber acknowledges that the certificates representing the Offered Shares, shall bear a legend substantially as follows:

“THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND MAY NOT BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY (A) WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS (AS DEFINED IN REGULATION S) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER, IN COMPLIANCE WITH REGULATION S AND/OR OTHER APPLICABLE EXEMPTION FROM, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, OR (B) IN REPUBLIC OF HUNGARY OR TO RESIDENTS OF REPUBLIC OF HUNGARY EXCEPT PURSUANT TO APPLICABLE SECURITIES LAWS AND REGULATIONS IN EACH CASE AS EVIDENCED BY AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY.”

(b)           The Subscriber understands and acknowledges that the Company has the right not to record a purported transfer of the Subscribed for Units, without the Company being satisfied that such transfer is exempt from or not subject to (a) registration under the U.S. 1933 Act and any applicable state securities laws, and (b) the registration and prospectus requirements under Hungarian Securities Laws.

(c)           In addition to resale restrictions imposed under U.S. federal securities law, there are additional restrictions on the Subscriber’s ability to resell the Subscribed for Units under applicable Hungarian Securities Law.

(d)           The Subscriber understands and acknowledges that the Company is not obligated to file and, except as provided in a registration rights agreements of even date herewith between the Subscriber and the Company, has no present intention of filing any registration statement or prospectus in respect of re-sales of the Subscribed for Units with the SEC in the United States or with any of the provincial securities regulatory authorities in Republic of Hungary.

(e)           The Subscriber confirms that it has been advised to consult its own legal and financial advisors with respect to the suitability of the Subscribed for Units as an investment for the Subscriber and the resale restrictions (including “hold periods”) to which the Subscribed for Units will be subject under applicable securities legislation and confirms that no representation has been made to the Subscriber by or on behalf of the Company with respect thereto.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

(f)           The Subscriber will not resell any Subscribed for Units except in accordance with the provisions of applicable securities legislation and stock exchange rules.

5.8           No Offering Memorandum.

(a)           The Subscriber acknowledges that it has reviewed the description of the Company’s business attached to this Subscription Agreement as Exhibit 5.8.

(b)           The Subscriber acknowledges that the offering is being conducted without delivery of an offering memorandum and that it has not relied on any oral representation, warranty or information in connection with the offering of the Subscribed for Units by the Company, or any officer, employee, agent, affiliate or subsidiary of the Company.

5.9           No Approval by Regulatory Authority.

The Subscriber understands that no securities commission, stock exchange, governmental agency, regulatory body or similar authority has made any finding or determination or expressed any opinion with respect to the merits of an investment in Offered Shares of which the Subscribed for Units are a part.

5.10         No Representation as to Value of Offered Shares.

The Subscriber confirms that neither the Company nor any of its directors, employees, officers, consultants, agents or affiliates, has made any representations (written or oral) to the Subscriber regarding the future value of the Offered Shares and acknowledges and confirms that no representation has been made to the Subscriber with respect to the listing of the Offered Shares on any exchange or that application has been or will be made be made for such listing. In making its investment decision with respect to the Subscribed for Units, the Subscriber has relied solely upon publicly available information relating to the Company and the written representation made by or on behalf of the Company herein.

5.11         No Advertisement.

The Subscriber is not and has not become aware of any advertisement in printed public media or on radio, television or other form of communication (including electronic display such as the Internet) with respect to the Offering.

5.12         Conditional Sale.

The Subscriber understands that the sale and delivery of the Subscribed for Units is conditional upon such sale being exempt from the registration and prospectus requirements under applicable securities legislation or upon the issuance of such orders, consents or approvals as may be required to permit such sale and delivery without complying with such requirements. If required under applicable securities legislation or regulatory policy, or by any securities commission, stock exchange or other regulatory authority, the Subscriber will execute, deliver, file and otherwise assist the Company in filing such reports, undertakings and other documents with respect to the issue of the Subscribed for Units.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

5.13         No Joint Action.

Except as disclosed in writing to the Company, the Subscriber does not act jointly or in concert with any other person or company for the purposes of acquiring the Subscribed for Units.

5.14         Tax Consequences.

The Subscriber understands that the investment in the Subscribed for Units may have tax consequences under applicable taxation laws, that it is the sole responsibility of the Subscriber to determine and assess such tax consequences as may apply to its particular circumstances, and the Subscriber has not received and is not relying on the Company for any tax advice whatsoever.

5.15         Legal Advice.

The Subscriber understands that he, she or it is responsible for obtaining such legal advice as he, she or it considers appropriate in connection with the execution and delivery of this Subscription Agreement and the purchase of the Subscribed for Units.

5.16         Risk Acknowledgement.

The Subscriber acknowledges that he, she or it has reviewed the Risk Factors attached to this Subscription Agreement as Exhibit 5.16 and that the purchase of the Shares is a speculative investment involving substantial business and market risks.

6.           Reliance and Indemnification.

6.1           Reliance and Timeliness.

The Subscriber understands and acknowledges that (i) the Offered Shares are being offered and sold to the Subscriber without registration under the Securities Act or applicable Hungarian securities laws in a private placement that is exempt from the registration provisions of the Securities Act and/or the requirements of applicable Hungarian securities laws and (ii) the availability of such exemption, depends in part on, and the Company will rely upon, the accuracy and truthfulness of, the foregoing representations and warranties and the Subscriber hereby consents to such reliance. The Subscriber agrees that the representations, warranties and covenants of the Subscriber contained herein (or in any Representation Letter executed and delivered by the Subscriber pursuant to the provisions hereof) shall be true and correct both as of the execution of this Subscription Agreement and as of the Closing Date, and shall survive the completion of the distribution of the Offered Shares.  The Subscriber hereby agrees to notify the Company immediately of any change in any representation, warranty, covenant or other information relating to the Subscriber contained in this Agreement which takes place prior to Closing.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

6.2           Indemnification.

The Subscriber agrees to indemnify the Company, and each of its officers, directors, employees, consultants and agents from and against all losses, claims, costs, expenses, damages or liabilities that any of them they may suffer or incur as a result of or in connection with their reliance on such representations, warranties and covenants.  The Subscriber acknowledges and agrees that the Company acts as trustee of the Subscriber’s covenants hereunder for each of its officers, directors, employees, consultants and agents entitled to indemnity hereunder and shall be entitled to enforce such covenants on behalf of such persons.

7.           Miscellaneous.

7.1           Amendment; Waivers.

No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Subscriber; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

7.2           Survival of Representations and Warranties.

All representations, warranties and agreements contained herein or made in writing by or on behalf of any party to this Agreement in connection herewith shall survive the execution and delivery of this Agreement.

7.3           Successors and Assigns; No Third Party.

All covenants and agreements in this Agreement contained by or on behalf of the parties hereto shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and, to the extent provided in this Agreement.

7.4           Notices.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (New York Time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in the this Agreement later than 4:30 p.m. (New York Time) on any date and earlier than 11:59 p.m. (New York Time) on such date, (iii) the business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

If to the Company:	Power of the Dream Ventures, Inc.

1095 Budapest
Soroksari ut 94-96
Hungary
Telephone: +36-1-456-6061
Facsimile: +36-1-456-6062

If to the Subscriber:  At the address set forth below the Subscriber’s name on the signature page hereto; or, such other address as may be designated in writing hereafter, in the same manner, by such party.

7.5           Headings.

The headings herein are inserted for convenience only and do not constitute a part of this Agreement.  Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Agreement, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes. The descriptive headings of the several articles and sections of this Agreement are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

7.6           Governing Law; Consent to Jurisdiction.

The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

7.7           Remedies.

In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Subscriber will be entitled to specific performance of the obligations of the Company hereunder. The Company and the Subscriber agree that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.8           Entire Agreement.

This Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

7.9           Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.10         Counterparts.

This Agreement may be executed in any number of counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.11         Fees and Expenses.

Except as otherwise provided herein, each of the parties hereto shall pay its own fees and expenses, including attorney fees, in connection with the transactions contemplated by this Agreement.

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7.12         English Language.

The Subscriber acknowledges that it has consented to and requested that all documents evidencing or relating in any way to the sale of the Offered Shares, of which the Subscribed for Units are part, be drawn up in the English language only.

7.13         Knowledge.

As used in this Agreement, the term “knowledge” of any person or entity shall mean and include (i) actual knowledge and (ii) that knowledge which a reasonably prudent business person could have obtained in the management of his or her business affairs after making due inquiry and exercising due diligence which a prudent business person should have made or exercised, as applicable, with respect thereto.

7.14         Currency.

All dollar references herein are to U.S. dollars unless otherwise indicated.

The remainder of this page is left intentionally blank.

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IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed as of the dates set forth below.

Date the Subscription: , 2007

Number Of Subscribed for Units:
(Name of Subscriber – please print)
Price Per Unit: $20,000

Aggregate Consideration: $
By:
Authorized Signature	Paid by □ Check □ Wire Transfer

(Official Capacity or Title – please print)

(Subscriber’s Address including Country of
(Please print name of individual whose	Residence)
Signature appears above if different than the
Name of the subscriber printed above.)
(Telephone Number)/(Facsimile Number)

Tax Identification Number:	Email Address:

ACCEPTANCE

The Company hereby accepts the above subscription for the Subscribed for Units effective the ____________day of ________________, 2007.

Power of the Dream Ventures, Inc.	Address:	Power of the Dream Ventures, Inc.
1095 Budapest
By:		Soroksari ut 94-96
Name: Viktor Rozsnyay		Hungary
Title: President		Telephone: +36-1-456-6061

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Exhibit 1.3

WIRE TRANSFER INFORMATION

Remit U.S. Dollar Wire Payments to:

Name of the acct:	Power of the Dream Ventures Inc.
Acct no:
Name of the Bank:

Bank Swift no:

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Exhibit 5.8

BUSINESS DESCRIPTION

Overview

We were incorporated in Delaware on August 17, 2006 under the name Tia V, Inc. Since inception, and prior to our acquisition of Vidatech, Kft (also know as Vidatech Technological Research and Development LLC), a limited liability company formed under the laws of the Republic of Hungary, on April 10, 2007, we were engaged solely in organizational efforts and obtaining initial financing. Our sole business purpose was to identify, evaluate and complete a business combination with an operating company.

On April 10, 2007 we completed our acquisition of Vidatech, Kft. Vidatech is a company formed for the purpose of investing in, acquiring, developing, licensing, and commercializing technologies developed in Hungary. In furtherance of its business, Vidatech provides research and development services to the companies from whom it acquires technologies or participation interests in such technologies. Prior to December 31, 2006 Vidatech was primarily focused on organizational and capital raising activities. To date, it has had only limited operations and has acquired rights or interests in six technologies.

Capital Resources and Liquidity

On August 21, 2007, we completed a private placement of 2,250,000 shares of our common stock at a price of $.34 per share or $765,000.00 in the aggregate.  The private placement was effected pursuant to Regulation S as promulgated under the Securities Act. On June 30, 2007, we had working capital of $ 313,212.

With the proceeds from that offering, we believe that our cash position is sufficient to maintain operations for the next twelve months including a budget and plan of spending approximately $250,000 on general administrative expenses, $120,000 on legal, accounting and compliance related expenses, $130,000 on continued development of our RiverPower technology, $25,000 on Toth Telescope marketing, $160,000 on iGlue technology and $80,000 on reserves and additional technology acquisitions.

To date all of our funding has been generated from sale of shares of our common stock and loans from our officers and directors. During the next twelve months we anticipate that we will have sufficient funds to proceed only with basic administrative operations and incremental operations with respect to RiverPower technology, iGlue technology and the Toth Telescope; in addition to these we only have limited funds available to continue acquiring and developing the diverse number of technologies available to us, to continue research and development efforts with respect to our current technologies and to fully implement our business plan. If we do not obtain the funds necessary for us to continue our business activities we may need to curtail or cease our operations until such time as we have sufficient funds.

We currently have no arrangements for such financings and can give you no assurance that such financings will be available to us on terms that we deem acceptable or at all. We believe that should our securities commence trading on the over-the-counter marketplace, our ability to raise funds will be enhanced but this in itself will not guarantee that we will in fact be able to raise the capital required to implement our business strategy fully.

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Critical Accounting Policies

Note 2 to the 2006 audited financial statements sets forth a summary of our significant accounting policies. Implicit in the preparation of financial statements is the fact that materially different amounts could be recorded if the estimates and judgments used in preparing the financial statements change or if the actual results differ from these estimates and judgments. Critical accounting policies are those that may have a material impact on our financial statements and also require management to exercise significant judgment due to a high degree of uncertainty at the time the estimate is made. We consider the following to be its most critical accounting policies and estimates that involve the judgment for the preparation of our financial statements.

Asset Impairments

We assess the impairment of property and equipment each year and when circumstances arise where it becomes apparent that the carrying value may not be recoverable.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, Fair Value Measurement. The new standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not believe that the adoption of SFAS 157 will have a material impact on its financial position, results of operation or cash flows.

In July 2006, the FASB issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes -- an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. FIN No. 48 is effective for the Company beginning in January 1, 2007. The Company does not believe that the adoption of FIN No. 48 will have a material impact on its financial position, results of operation or cash flows.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods' financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

In December 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment (“Statement 123(R))”, a revision of FASB Statement No. 123,  Accounting for Stock-Based Compensation . Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows.  Statement 123(R), which we expect to adopt in the first quarter of 2006, is generally similar to Statement 123; however, it will require all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Thus, pro forma disclosure will no longer be an alternative to financial statement recognition. We do not believe the adoption of Statement 123(R) will have a material impact on our results of operations or financial position.

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Description of our Business and Properties

Through Vidatech, we aim to provide pro-active support for idea, research, start-up and expansion-stage technology companies having rights to technologies or intellectual properties which we believe to be potentially commercially viable, by offering a range of services designed to encourage and protect the continuing development and eventual commercialization of those technologies.

Our focus will be on technologies and technology companies based in the Republic of Hungary. We believe that the availability of technologies for purchase or license, coupled with the lack of sufficient investment capital for such technologies in Hungary, present us with an opportunity to acquire technologies on terms and conditions which we deem advantageous.

Our strategy is to acquire majority interests in technologies through, among other things, direct investment in start-up and expansion stage technologies and technology companies; cooperative research and development agreements with such companies; direct licensing agreements; joint venture arrangements; or, direct acquisition of technologies and intellectual properties.

We also intend to provide services to assist in:

•	The design of, research of, building of and testing of prototypes;
•	facilitation of preparation of filing and prosecution of patent applications with Hungarian and international patent attorneys;
•	business structuring;
•	financing of research and development activities;
•	the exposure of the technology to international markets; and
•	the commercialization and/or sale of the subject technology.

We expect to obtain a majority participation interest in any given transaction involving idea, research, seed, start-up, and early stage technologies.

Acquisition Criteria

We currently have rights to six technologies and expect to acquire rights in and to additional technologies. The evaluation and identification of technology acquisition will be done using the following characteristics:

Nature of the Technology

One of the most important factors in our determination of whether to seek to acquire any particular technology, in the assessment by our management, is the quality of the technology being offered; in making this determination our management will consider among other things:

•	whether the technology may be capable of being marketed internationally;
•	whether the technology is patentable (or is already patented);
•	the particular technologies’ stage of development (preliminary, laboratory scale prototype, etc.);
•	the estimated cost of development and commercialization; and

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•	whether the technology is one which cannot be readily replaced, replicated or circumvented.

Capabilities and Historical Results of Management and Scientific Development Team

Our assessment of the management and or scientific team which initiated or which is currently developing the technologies.

Strength of the technology

The rapid development of technologies in today's markets makes it increasingly difficult to predict market affects on any particular technology. Therefore, we will focus on technologies that we believe can better sustain and survive market and technological changes. In this respect we will seek to acquire technologies which can not be readily replicated or circumvented and which have a high level of proprietary protection.

Current Technologies/Products

The TothTelescope

Pursuant to an exclusive distributorship agreement dated June 15, 2006 by and between Vidatech and TOTH Attila, an individual residing at 1237 Budapest, Nyír u. 30. 1/12., Hungary, Vidatech obtained the exclusive worldwide distribution rights to the TothTelescope. The Agreement covers all methods and extents of utilization of the TothTelescope and underlying technology for an initial one year period commencing on July 15, 2006. Vidatech is entitled to receive sixty (60%) of the revenues generated from the utilization of the technology. On June 15, 2007 we entered into an amendment of this agreement granting Vidatech rights to the exclusive distributorship of the TothTelescope for an additional period of two years.

The TothTelescope is an ultra-small, portable, yet high magnification monocular telescope that is equally suitable for microscopic, terrestrial and astronomical observations. Usable magnification ranges from 16x to 250x, with optional accessories 500x magnification is achievable for microscopy work. Because of its compact size (only 14 centimeters in length x 8 centimeters in diameter) and light weight portability (less than 500 grams) it can be used for a number of strategic applications such as military reconnaissance, wildlife observation from great distances, emergency observation, closed circuit security at great distances, and common every day tasks such as microscopy of up to 500x magnification, digital photography, bird spotting, hunting or even star gazing.

It is anticipated that the TothTelescope will also be available in infrared versions, a binocular version and a super high resolution version (expected to be available within 3 years).

The Toth Telescope became available directly through the official e-commerce enabled company website (http://www.tothtelescope.com ) on September 1st, 2006 for $1199 retail or from $800 to $1,000 for distributors, depending on order size.

Since June 15, 2006, and through the period ending June 30, 2007, we have sold and distributed 8 Toth Telescopes and various accessories for an aggregate of $8,818. Since this period, the telescope has not been available, as design revisions and manufacturing difficulties had to be resolved. During the next twelve (12) months, it is our plan to order enough components from our suppliers to assemble, at first, fifty (50) additional Toth Telescopes for resale, update the Toth Telescope e-commerce website to include additional functionality including customer feedback potential, and solicit additional resellers and design and implement an ongoing marketing campaign. We also intend to send sample products to a number of offline resellers worldwide where potential customers can inspect and try the benefits of the TothTelescope first hand. We believe this personal experience will be instrumental in driving sales over the next twelve to twenty four months.

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In addition, we are also planning on providing test instruments to independent reviewers and trade publications for testing and expert review. These independent appraisals are crucial for the establishment of an optical instrument such as the TothTelescope. While we are confident that these independent reviews will be favorable there can not be any assurance that the people testing the instrument will in fact like the product and provide positive feedback. Review results can affect sales either in a positive or negative manner.

Market for the Toth Telescope.

According to a market study published by the ICON Group Ltd., the estimated world market for binoculars, monocular, optical telescopes and astronomical instruments, application fields in which the TothTelescope can be used, was approximately $921 million in 2007. China leads the list of producers (with exports worth $384 million) followed by Germany (with $93 million) and the United States (with $90 million). Hungary resided in 16th place with yearly sales of $8.6 million, beating such countries as Italy, Switzerland, and Spain. On the importers side the US lead with yearly imports of $304 million. Hungary placed 28th with $4.4 million, suggesting a $4,2 million surplus. Within that global marketplace, it is our intention to market, distribute and sell the TothTelescope internationally through our own e-commerce enabled website (http://www.tothtelecope.com), through domestic and international distributors and through special linked merchandising arrangements.

Competition.

Competitors for the TothTelescope are fragmented into specific areas, depending on the application field. For astronomical observations well known names like Meade (USA), Celestron (USA), TeleVue (USA) and Orion (USA) exist. Our monocular and binoculars competitors include Nikon (Japanese), Bushnell (German), Swarovski (German) and Zeiss (USA); for microscopy use competitors include Olympus (Japanese), Zeiss (USA), Nikon (Japanese) Leica (USA) and others. Each of these competitors has greater operational, financial and managerial resources than we do and we may not be able to compete effectively with any one or more of them.

The advantage of the TothTelescope, as compared to the above listed instruments that operate in only one, or maybe two specific fields (a monocular can be used for terrestrial imaging and astronomy work but not for microscopy) is its multi-function use. An incredibly small and light weight high-precision instrument that can be used for both astronomical, terrestrial and microscopy applications. This unique attribute sets the TothTelescope apart from the competitors and distinguishes it as a singular instrument in the market place.

RiverPower Technology

Pursuant to an exclusive utilization agreement dated May 24, 2007 by and between Vidatech and Janos Salca, an individual residing at 1014 Budapest, Uri u. 18. Fsz/2., Hungary, and Viktor Salca, an individual residing at 1014 Budapest, Uri u. 18. Fsz/2., Hungary, collectively the inventors, Vidatech submitted two patent applications as assignee of the inventor’s invention for the exclusive utilization of said patents. The two patent applications submitted by Vidatech in Hungary cover the modular generation units of the RiverPower technology and the electrical generator itself, that coverts slow rotational movement into electrical power. Prior to submission of the applications, a thorough due diligence review was completed by Pintz and Co., our patent counsel, to establish the uniqueness and patentability of the technology.

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The exclusive utilization agreement covers all methods and extents of utilization of the inventions, collectively referred to as RiverPower, and all aspects of the underlying technology. Upon successful deployment and commercialization of the technology Vidatech is entitled to receive fifty (50) percent of all revenues generated while the inventors will receive the remaining fifty (50) percent as inventors fees. As part of the agreement Janos Salca and Viktor Salca each received 50,000 shares of Power of the Dream Ventures, Inc. common stock. These shares are included in the shares being offered pursuant to this prospectus.

RiverPower is a proprietary, renewable, green power-generation technology aimed at converting the flow of rivers into electricity without the need of expensive, environmentally degrading dam construction.  In order to generate electricity, RiverPower generators are simply submerged into rivers and anchored at specific distances under the riverbed. As long as the river flow exceeds one meter per second, the RiverPower machine will generate electrical power economically (installations for slower moving rivers can also be custom designed). RiverPower technology differs from other hydropower generation techniques in that we believe that it has the ability to use the flow of the entire river, capable of achieving greater efficiency and increased power production than in traditional turbine-based systems, without dams.

RiverPower generators are built of standardized modules that are approximately 2 meters in height by 2 meters in width by 4.5 meters in length, with four (4) vertically mounted wheels rotating at approximately 5 rpm (revolutions per minute). All wheels in the modules are interconnected and transfer rotational movement to a single axle, on which a custom, slow speed, 1800 pole generator sits for the conversion of rotational movement into electricity. Each RiverPower assembly, made of six (6) standard interlocked units, is rated at 50kWh in generating capacity. Several of these modules can be networked together for larger output, creating generator farms. Custom designed generators can also be constructed with larger or smaller output.

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The following is an illustration of a 50kWh RiverPower assembly, illustrating the modular design of the assembly, the 1800 pole generator, and an enlargement of a single wheel.

Renewable Energy Sources, Generally, And Hydroelectric Power

Hydroelectric power is electricity produced by the movement of water (i.e., from the release of water from a dam; from water flowing down a waterfall, through a river, or in and out with the tide, etc.).  It is created when water is fed through a channel to a turbine where it strikes and turns turbine blades.  The rotating turbine blades cause the turbine shaft to turn, which turning motion is converted into electrical energy by means of a generator connected to the turbine shaft.

Hydroelectric power is one of several green, renewable energy sources, and is currently the largest renewable energy source, accounting for 19% of electrical generation – 715,000 mWe.    Other means for producing electrical power include solar, wind, and geothermal production methods, accounting for approximately 4 % of all alternative renewable electrical energy market.  Alternative renewable electrical energy production, itself, accounts for approximately 10-12% of global electrical energy production. Nevertheless, with daily world consumption increasing and hydrocarbon supplies decreasing, there is considerable incentive for companies to develop low-cost alternative, renewable electrical energy production means, including hydroelectric power. This is especially true when viewed against the current geopolitical climate.

Hydroelectric power projects are under construction in approximately 80 countries, most of which are traditional dam based hydroelectric projects. Most of the remaining hydropotential in these dam-based hydro projects is in developing countries, particularly in South and Central Asia, Latin America and Africa.  Our RiverPower technology changes this competitive landscape in that it can introduce a means whereby rivers can become power generating sites, without the need for expensive and prolonged dam construction. In addition because RiverPower technology supplies continuous power 24 hours a day (because RiverPower generators are in a constant flow environment, a river) turnover (return of invested capital) is faster than with solar or wind installations.

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Small Hydro Technology Markets.

Small hydro is the application of hydroelectric power on a commercial scale serving a small community or medium sized industry. During 2005 small hydro installations grew by 8% to raise the total world small hydro capacity to 66 GW. Over 50% of this was in China (with 38.5 GW), followed by Japan (3.5 GW) and the United States (3 GW). China plans to electrify a further 10,000 villages by 2010 under their China Village Electrification Program using renewable energy, including further investments in small hydro.

A generating capacity of up to 10 megawatts (MW) is becoming generally accepted as the upper limit of what can be termed small hydro, although this may be stretched to 25 MW and 30 MW in Canada and the USA. In contrast many hydroelectric projects are of enormous size, such as the generating plant at the Hoover Dam (2,074 megawatts) or the vast multiple projects of the Tennessee Valley Authority.

Small hydro can be further subdivided into mini hydro, usually defined as less than 1,000 kW, and micro hydro which is less than 100 kW. Micro hydro is usually the application of hydroelectric power sized for small communities, single families or small enterprise. We believe RiverPower technology to be equally suited for micro hydro, mini hydro and small hydro installations.

In 2005, the most recent year for which we have statistical data available, small hydro installations increased by 5 GW to a total of 66 GW worldwide, with 38.5 GW existing in China alone as the boom in small hydro investment there continued. Based on our own assessments, we believe that each of the following countries has the following respective potential small hydro capacity, some of which we hope to capture with our RiverPower technology: (i) Europe has a potential exploitable small hydro capacity of over 400GW; (ii) the US has over 400GW; (iii) Central and South America have over 350GW; and (iv) Asia of over 500GW.  We have commissioned Gabor Kolossvary, a consultant to the company, and Zsolt Mesterhazy, an independent water management expert, to conduct a full study to thoroughly explore and map the available RiverPower generating capacity throughout the world. This study is expected to be completed in the first half of 2008.

We believe China to have great potential for hydroelectric power production and therefore present a potential market opportunity for us. In 1949, Hydroelectric power made up only 8.8% of China’s total power output. It then increased to 23.9% in 2002. By the end of 2002, China's installed capacity of hydropower was 84.55GW, accounting for 24% of the country's total installed capacity. According to statistics, installed capacity of exploitable water energy resources in China tops 378 million kW, and the current utilization rate of the energy is only 22.36%, far below the 50-70% utilization rate in developed countries. Hydropower output was 271 billion kWh in 2002, accounting for only 16.5% of the country's total power output in the year.

The hydropower sector was in the initial stages before 2003. With the Three Gorges Project going into operation in 2003, the industry entered the development period, demonstrated by power plants energetically exploring the hydropower market; a number of hydropower projects starting one after another, and rapid development of the hydropower sector for about 20 years. By 2020, the exploitation rate of water energy resources in China will top 68%, which means development of the sector will be in the later stages.

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Marketing

We will seek to commercialize RiverPower initially, in Hungary, and then internationally in Europe, the US, Central and South America and China through large scale power plant(s) facilities construction, licensing and/or joint operation of plants.  Towards that end, and during the next twelve (12) months, it is our plan to: (i) expand our Hungarian patent application to PCT status with respect to the RiverPower technology covering the following countries: all EU member states, US, Canada, Japan, China, India, Brazil, Egypt, Congo, Afghanistan, Tajikistan, Turkmenistan, Uzbekistan, Russia, Mongolia, Argentina, Chile, Peru, Ukraine, Belarus, Turkey, Iraq, Israel, Jordan, Niger, Nigeria, Mali, Venezuela, ; (ii) build two, one quarter scale laboratory prototypes for testing and evaluation purposes (construction of these testing prototypes has been completed as of September 7, 2007 and testing has commenced at Vituki - Water Resources Research Centre); (iii) initiate engineering of a new electrical generator that is to be used on final RiverPower machines (this engineering has been started with a one forth scale version of the final generator being built initially); (iv) build a full scale prototype of the technology for river testing; and (v) install first fully functional 50kWh RiverPower machine.

The marketing of our RiverPower technology will follow different methods based on the application area and partner/customer requirements.

Our preferred method of marketing is the establishment of co-generation sites that are co-financed with development partners, in which case revenues realized from the sale of electrical power are split in proportion to funds provided for the establishment of the site. This method is optimal in Hungary and other EU member countries for example, where an abundance of “river close” cities exists that are interested in utilizing the technology but lack the financial strength to establish larger installations on their own. In EU territories power utilities are obligated to purchase green power from producers at regulated prices (currently at approximately 10 Euro cent per kWh). Based on these prices, and our preliminary estimate of RiverPower manufacturing, installation and maintenance costs, we anticipate return of invested capital in 3-4 years for each site.

In addition to co-generation site we will also offer equipment purchase options for individual or small scale users, and will also pursue country or regional scale licensing agreements. These agreements may or may not include revenue sharing arrangements.

Technological Competitors of RiverPower Technology

The following technologies compete with RiverPower technology:

•
Tidal Power: Harnessing the tides in a bay or estuary has been achieved in France (since 1966), Canada and Russia, and could be achieved in other areas with a large tidal range. The trapped water turns turbines as it is released through the tidal barrage in either direction. A perceived drawback to this technology is that the system would generate electricity most efficiently in bursts every six hours (once every tide), thus limiting practical applications.

•
Tidal Stream Power: A relatively new technology, tidal stream generators draw energy from currents in much the same way that wind generators do. The higher density of water means that a single generator can provide significant power. This technology is at the early stages of development and will require more research before it becomes a significant contributor. Several prototypes have shown promise. In the UK in 2003, a 300 kW Period flow marine current propeller type turbine was tested off the coast of Devon, and a 150 kW oscillating hydroplane device, the Stingray, was tested off the Scottish coast. Another British device, the Hydro Ventura, is to be tested in San Francisco Bay. The Canadian company Blue Energy has plans for installing very large arrays tidal current devices mounted in what they call a 'tidal fence' in various locations around the world, based on a vertical axis turbine design.

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•
Wave Power: Harnessing power from ocean surface wave motion might yield much more energy than tides. The feasibility of this has been investigated, particularly in Scotland in the UK. Generators either coupled to floating devices or turned by air displaced by waves in a hollow concrete structure would produce electricity. Numerous technical problems have frustrated progress. A prototype shore based wave power generator is being constructed at Port Kombi in Australia and is expected to generate up to 500 MHz annually. The Wave Energy Converter has been constructed (as of July 2005) and initial results have exceeded expectations of energy production during times of low wave energy. Wave energy is captured by an air driven generator and converted to electricity. For countries with large coastlines and rough sea conditions, the energy of waves offers the possibility of generating electricity in utility volumes. Excess power during rough seas could be used to produce hydrogen.

Direct Principal Competitor.

One of our known direct principal competitors is Verdant Power, located in New York, NY.  Verdant is deploying a device that is essentially an underwater wind-mill with a low-speed flexible coupling / speed increaser gearbox for operation. This means that the slowly rotating blades are connected to the generators via a mechanical device that increase rotational speed. This rotational speed increasing device is necessary, but inefficient, because traditional generators must spin at about 3,000 rpm.

Although Versant’s device is designed to produce electric energy from river flow, like ours, we believe RiverPower technology to be superior. Our device does not require a mechanism to increase rotational speed. Our device’s interlinked wheels are directly connected to a slow turning generator (from 2-10 rpm as opposed to the Verdant generator’s 3,000 rpm), yet produce the same three phase output.  RiverPower is designed to better translate rotational movement – from a number of interconnected wheels – into high torque. The torque is what drives the slow speed generator, a unique device on which we have also filed patent applications. In addition, because RiverPower technology does not require substantial water current speed, it is capable of being installed in 95% of rivers and man-made canals world-wide. Since Verdant Power’s device requires a minimum of 2 meters per second in flow speed to operate (2 times RiverPower’s requirement of 1 meter per second), it is not capable of being installed in nearly as many locations. In addition, RiverPower can be custom designed for rivers that are slower then one  meter per second, increasing the potential exploitable capacity even further.

Other Competitors

The following entities are other competitors of RiverPower in the small hydro markets, as well as the names of our principal technological competitors: Harris Hydroelectric (USA), Hydro West Group, Inc. (USA), Village Renewable Energy Systems P Ltd (India), Evans Engineering Ltd (UK), GUGLER Water Turbines GmbH  (Austria), Ocean Power Delivery Ltd. (UK).  All of these companies have more experience and financial resources than we do, placing us at a competitive disadvantage. Despite our efforts to try and do so, we may not be able to compete effectively with these competitors.

iGlue technology via equity purchase in ‘in4 Kft’.

On August 2, 2007 Vidatech Kft., our wholly owned Hungarian subsidiary, entered into a joint development agreement with the inventors/creators of iGlue, an online content organization and search application based on semantic web technology. In the transaction Vidatech received a 30% equity position in the newly formed in4 Kft (http://www.in4.hu), the owner and exclusive developer of iGlue technology, for HUF 3 million (approximately USD $15,000). Over the course of the next twelve months Vidatech will provide up to HUF 26 million (approximately USD $140,000) in member loan payments to finance full development and the commercial rollout of iGlue. In addition to Vidatech the new company has two other equity holders, Peter Vasko (56% ownership) and Tunde Toth (14% ownership), both of whom are Hungarian natives.

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As part of the agreement, Vidatech has the option of converting its HUF 26 million member loan into an additional 10% equity in in4 Kft. at the end of the twelve month period. Over the course of the next four months final development work (programming) will be accomplished and a public beta website established for the testing and evaluation of iGlue technology. It is anticipated that the final product will become available starting in the second quarter of 2008.

Fallowing full deployment ‘In4 Kft.’ will aim to provide free and value added services of its iGlue product, generating revenue from subscribers, advertising fees and technology licenses. It is anticipated that the final product will be fully deployed in two to three years.

iGlue technology is composed of the fallowing main building blocks:

Integrated content management
The single greatest value of iGlue is that all content it has been used to create, or make accessible, can be reused in any environment (e.g. at another site), custom-tailored to user requirements. The semantic added value provided by the data structure enables a more versatile use of the created content than is possible with content management and search methods based on simple string matching.

Collaborative database building, community intelligence
The use of collaborative database building enhances the application with a relevance factor that relies on community intelligence; this in turn provides self-repair capability and also makes the suggestion function more efficient.

Modular structure
Owing to its modular structure, iGlue can be used to replace multiple data entry utilities, and users can even use its API (application programming interface) to develop program components themselves. This greatly improves the efficiency of data management and storage.

Purely online application, no installation needed
In contrast to traditional desktop applications, iGlue represents a new generation of programs that are used purely online. Accordingly, there is no need for updates, upgrades, or maintenance – the program is always available for use in its latest version. This results in significant cost savings in delivery, packaging, and distribution.

Platform-independent and browser-agnostic
The platform, developed using the JAVA programming language and the XML markup language, is platform-independent and browser-agnostic, can be run on any operating system, and is built on open standards. The fact that the application is completely independent from the program environment makes for cost-efficient operation.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

Asynchronous data handling (AJAX)
Thanks to the integrated AJAX functions that use the latest technology, parts of the page can also be refreshed separately, users don’t need to download full pages while using the site, so this online application is as feature-rich as a desktop program while it also eliminates the slow response times frequently experienced with online applications. Compared to traditional (synchronous) methods that use full page downloads, this approach saves time and provides ease of use, which translates into significant savings in terms of work time.

Cross-domain web services using AJAX
One of iGlue’s highlights is that using plug-ins, users can call the application through external sites, which empowers any site with the search and content management capabilities of the source site. The integration of web service and AJAX technologies resulting in such a rich functionality is currently an unrivaled feature of this program.

Accurately targeted ads
Semantic data entry allows a more efficient use of ad space, avoiding the “banner graveyard” effect caused by untargeted ads. Ads based on the users’ activities significantly enhance ad efficiency, making the selling of these ad spaces more profitable.

The goal of the project is to provide a working, online version of iGlue before the end of 2006. Revenues will be realized starting next year. Since semantic web is a relatively new application of online technology the ‘marketplace’ is currently in its development stage. To our knowledge no real applications are in service and several startups are pursuing development work including Radar Networks, Garlik, Metaweb Technologies, Powerset, and ZoomInfo.

Semantic web represents disruptive technology with the power to unseat today's Internet titans. In4 Kft., in close working relationship with Vidatech, aims to be the premier developer and operator of next generation intelligent web sites.

Firelock, Hardcrete and Pothole filler

Pursuant to an invention transfer agreement dated August 13, 2007 by and between Vidatech and Imre Kalmar Nagy, the inventor, an individual residing at 1022 Budapest, Alsótörökvész út 14., Hungary, Vidatech acquired worldwide rights to three technologies, as developed by the Inventor, for HUF 5 million (approximately USD 25,000). The inventions are Firelock, a biodegradable fire fighting solution that is capable of fireproofing objects to 3,500 degrees centigrade; HardCrete, a concrete additive that allows communal waste to be mixed into concrete; and a pothole filler product that utilizes a special mix of recycled plastic to produce a pourable solution for repairing potholes.

Of the three inventions Firelock has been establish to be patentable by the patent firm of Pintz and Co, via an international patent search. Patenting of this product is currently under way with the Hungarian patent office, with filing expected to be completed by September 30 with Vidatech as the patent holder. HardCrete and the pothole filler technology are currently going through a patent search, which is expected to be completed by September 15. Upon favorable search results these two technologies will also be patented immediately, identifying Vidatech as the holder of patents.

Upon the establishment of the patentability and the filing of all three patent applications, Vidatech has agreed to pay the inventor an additional HUF 5 million (approximately USD 25,000), thereby raising the total acquisition price of the three inventions to HUF 10 million (approximately USD 50,000.)

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

The Agreement covers all methods and extents of utilization of the inventions and all aspects of the underlying technology. Upon successful deployment and commercialization of any and all three technologies, Vidatech is entitled to receive sixty (60%) of the revenues generated, while the Inventor will receive fourthly (40) percent as Inventor’s fee.

FireLock is an environmentally safe, biodegradable liquid that is especially suited at preventing and if need be stopping natural fires that are exceedingly hard, or impossible to contain with water or other fire fighting methods. This category includes forest-, bush- and other natural fires, whether man or nature made. In the European Union region, according to the European Commission, the five Mediterranean States – France, Greece, Italy, Portugal and Spain – suffer burnt areas of between 200 000 and 600 000 hectares per year as a result of the 20 000 to 60 000 forest fires that have occurred annually in the period 1980 to 2003, causing billions of dollars in damage yearly. In Spain and Portugal alone, the total area razed during 2003 was more than 450 000 hectares.

In the US, Large forest fires have occurred more frequently in the western United States since the mid-1980s as spring temperatures increased, mountain snows melted earlier and summers got hotter. Almost seven times more forested federal land burned during the 1987-2003 period than during the prior 17 years. In addition, large fires occurred about four times more often during the latter period. In recent years, wildfires in the western United States have burned hundreds of homes annually and caused extreme and sometimes irreversible damage to natural resources. Fire-fighting expenditures for wildfires now regularly exceed one billion dollars per year.

We indent to market FireLock to the natural fire prevention and control organizations on a State and Federal government level at first. Large scale demonstrations of the product’s immediate beneficial effects can be undertaken at a number of site world-wide at hard to contain fires site. We believe that these demonstrations will be instrumental, along with appropriate laboratory test results, to initiate the commercialization activities of FireLock. We intend to complete these tasks in the next six to twelve months.

HardCrete and the pothole filler product will enter business development once the patentability of those technologies has been established.

In general, world demand for cement and concrete additives is forecast to rise 6.8 percent per year through 2010 to US$11 billion, a significant improvement over the performance of the 1995-2005 period. Fuelling gains will be an improving construction outlook that will bode favourably for the global cement market. In addition, higher performance requirements for concrete will prompt greater loading factors for additives.

The smaller fiber additive sector will register the strongest gains, continuing the trend of the past decade. However, 90 percent of overall demand will remain concentrated in the chemical and mineral additive sectors. These and other trends are presented in World Cement & Concrete Additives, a new study from The Freedonia Group, Inc., a Cleveland-based market research firm. Developing countries will register the healthiest gains, averaging over nine percent per year through 2008. A number of developing countries in the Asia/Pacific region, such as China, India and Vietnam, will exhibit particularly healthy growth.

Developed markets will generally post weaker -- but still respectable -- overall gains that will average around six percent per year through 2008. Demand for cement and concrete additives in the US will register gains matching the world average, an impressive performance considering the highly mature US economy and construction sector. The penetration of a number of key cement additive products such as superplasticizers and set retarders in the US market has yet to approach the intensity seen in Western Europe and Japan. The West European cement and concrete additive market will register gains lagging the world average through 2008. The region will remain the most important cement and concrete additive market in the world in 2008.

Power of the Dream Ventures, Inc.
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9,600,000 Share Offering at $2.50 per Offered Share

Globally, mineral additives such as fly ash and blast furnace slag are being increasingly used to partially replace portland cement, the most expensive component of concrete. In doing so, producers of concrete are realizing significant cost benefits as well as performance and durability improvements.

In general the market for Pothole patching and small-area asphalt repair is a niche of the asphalt paving market.  The need for patching and repair is everywhere, obvious and ongoing.  The demand for repair work exceeds the supply of repair services.

Potholes are the normal and unending result as asphalt pavements deteriorate from age, weather and wear.  The need for pothole repair is increasing with the amount of paved surfaces and from increasing utility work resulting from aging utilities under roadways. Potholes are highly visible, detract from the perceived value of a property, and reflect poorly on the quality of property management. Potholes present a tangible hazard to traffic and a potential liability.

Left unattended, potholes increase in size, damage and cost to repair.  Potholes have to be repaired or ultimately, the entire pavement must be replaced. Few contractors provide pothole repair services because, a, The work is labour intensive and does not benefit from mechanization; b, Hot-mix asphalt, in small quantities, is expensive and difficult to work with; and c, There is an abundance of easier and more profitable work. All three of these reasons would be solved with our plastic pothole filler, while at the same time removing millions of tons of scrap plastic from landfills.

The typical quality of 'patching' makes it temporary.  Patching materials (cold-mix, sprayed aggregate and tar) have been developed to repair potholes.  These materials are available in a wide range of cost and performance.  None perform to the standard our poroposed plastic pothole filler, whose lifetime is expected to top that of the asphalt road it was used to repair. Typically, potholes are patched repeatedly until the surrounding pavement fails to such an extent that it is justified economically to repave the entire surface or until complaints, surface problems or liability risks force a repair of the site regardless of the cost.

Repairs are also needed at excavations made to access utility services such as water mains, gas lines, TV-cable, telephone lines and other infrastructure. Typically, these excavations are small, require immediate attention and are located far enough apart to be expensive to repair using traditional methods dependent on asphalt obtained from local asphalt plants. Typically, these repairs are made with temporary materials until a sufficient number of sites have accumulated to allow for economical repair.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

Exhibit 5.16

RISK FACTORS

You should carefully consider the risks described below before purchasing  shares of our common stock. Our most significant risks and uncertainties are described below; if any of the following risks actually occur, our business, financial condition, trading market, if any, of our common stock, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

We have a limited operating history which makes your evaluation of our business difficult. We have incurred losses in recent periods for start-up efforts and may incur losses in the future.

We were recently organized and only recently completed our acquisition of Vidatech, which itself has had limited operations. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the commercial exploitation of the technologies which we invest in, acquire or license. These factors raise substantial doubt that we will be able to continue as a going concern. From April 26, 2006 (inception) through June 30, 2007, we incurred aggregate losses of $419,710 and anticipate occurring additional losses for at least the next twelve (12) months.

We will require additional financing to sustain our operations and without it we will not be able to continue operations.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended 2006, relative to our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We believe that we have sufficient financial resources and commitments to sustain our current level of research and development activities through the end of December 2007, any expansion, acceleration or continuation (beyond December 2007) of such activities will require additional capital which may not be available to us, if at all, on terms and conditions that we find acceptable.

Although we are paying the expenses related to this registration statement, we will not receive any of the proceeds from the sale of the shares by the Selling Shareholders; our future is dependent upon our ability to obtain financing. If we do not obtain such financing, we may have to cease research activities and investors could lose their entire investment.  We have no arrangements or agreements with any person regarding any potential future financings.

Other than our right to market, sell and distribute the Toth Telescope, from which we have not derived any significant revenues, we currently do not have, and may never develop or acquire any  commercialized products for distribution and sale.

Other than the right to sell and distribute the Toth Telescope product, from which we have not derived any meaningful revenues, we currently do not have any other commercialized products or any significant source of revenue. We have invested substantially all of our time and resources over the last two years in identification, research and development of technologies. The technologies, which are the subject of our ongoing research programs, will require additional development, clinical evaluation, regulatory approval, significant marketing efforts and substantial additional investment before they can provide us with any revenue.  We cannot currently estimate with any accuracy the amount of these funds because it may vary significantly depending on the results of our current research and development activities, product testing, costs of acquiring licenses, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory process, manufacturing, marketing and other costs associated with the commercialization of products following receipt of approval, if required, from regulatory bodies and other factors.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

       Our efforts may not lead to commercially successful products for a number of reasons, including:

•	we may not be able to obtain regulatory approvals, if required, or the approved indication may be narrower than we seek;
•	our technologies or products, if any, derived from our research and development efforts may not prove to be safe and effective in clinical trials or testing;
•	any products that may be approved may not be accepted in the marketplace;
•	we may not have adequate financial or other resources to complete the development and commercialization of products derived from our research and development efforts;
•	we may not be able to manufacture our products in commercial quantities or at an acceptable cost; and
•	rapid technological change may make our technologies and products derived from those technologies obsolete.

We expect to operate in a highly competitive market; we may face competition from large, well-established companies with significant resources, and against which we may not be able to compete effectively.

Our commercial success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development, customer compliance, price, marketing and distribution. There can be no assurance that competitors will not succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive.

The technology sector is characterized by intense competition, rapid product development and technological change. We expect that most of the competition that we will encounter will come from companies, research institutions and universities who are researching and developing technologies and products similar to or competitive with any we may develop.

These companies may enjoy numerous competitive advantages, including:

•	significantly greater name recognition;
•	established distribution networks;
•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products; and
•	greater financial and human resources for product development, sales and marketing, and patent litigation.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

As a result, we may not be able to compete effectively against these companies or their products.

The success of our research and development effort is uncertain and we expect to be engaged in research and development efforts for a considerable period of time before we will be in a position, if ever, to develop and commercialize products derived from our technologies.

We expect to continue our current research and development programs through at least the first six months of 2008. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual costs may exceed the amounts we have budgeted and actual time may exceed our expectations. If our research and development requires more funding or time than we anticipate, then we may have to reduce technological development efforts or seek additional financing. There can be no assurance that we will be able to secure any necessary additional financing or that such financing would be available to us on favorable terms. Additional financings could result in substantial dilution to existing shareholders. Even if we are able to fully fund our research and development program, there is no assurance that, even upon successful completion of our program, we will ever be able to commercialize products, if any, derived from our research efforts or that we will be able to generate any revenues from operations.

Our research and development programs are in the preliminary development stage and the results we attain may not prove to be adequate for purposes of developing and commercializing any products or otherwise to support a profitable business venture.

Our research and development programs are in the preliminary development stage.  We will require significant further research, development, testing and regulatory approvals and significant additional investment before we will be in a position to attempt to commercialize products derived from our research and development programs.  We cannot currently estimate with any accuracy the amount of these funds because it may vary significantly depending on the results of our current research and development activities, product testing, costs of acquiring licenses, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory process, manufacturing, marketing and other costs associated with commercialization of products following receipt of approval from regulatory bodies and other factors.

There can be no assurances that our early stage research will be successful. The ultimate results of our ongoing research programs may demonstrate that the technologies being researched by us may be ineffective, unsafe or unlikely to receive necessary regulatory approvals, if ever. If such results are obtained, we will be unable to create marketable products or generate revenues and we may have to cease operations.

Currently, we do not directly conduct any of our research and development activities and therefore we will have minimal control over such research.

We rely primarily on third parties to conduct, monitor and assess our research.  We will have minimal control over the specifics of and possible direction that the research may take.  Accordingly, there can be no assurance that such parties will conduct our research in a manner that will lead to the commercial development of any products.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

We are also dependent upon the services of certain key scientific personnel who are not employed by us. The loss of the services provided by such persons could have a materially adverse effect on us, unless qualified replacements could be found. We have no control over whether our principal investigators or other scientific personnel will choose to remain involved with our projects. Since these individuals are not bound by contract to us nor employed by us directly, they might move on to other research or positions.

We intend to conduct sales and marketing efforts internally, but lack sales and marketing experience.  Additionally, we may rely on third party marketers, in which case, we will be dependent on their efforts.

We expect to market and sell or otherwise commercialize our technologies (or any products derived from the technologies) ourselves as well as through distribution, co-marketing, co-promotion or licensing arrangements with third parties. We have no experience in sales, marketing or distribution of such technologies or products and our current management and staff is not trained in these areas.  Accordingly, we may be adversely affected to the extent that we attempt to market any products directly. To the extent that we enter into distribution, co-marketing, co-promotion or licensing arrangements for the marketing or sale of our technologies (or any products derived from the technologies) any revenues received by us will be dependent on the efforts of third parties. If any such parties were to breach or terminate its agreement with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of our technologies (or any products derived from the technologies) would be delayed or terminated.

There are risks associated with our proposed operations in Hungary.

Special risks may be associated with our efforts to undertake operations in the Republic of Hungary. Such operations will be subject to political, economic and other uncertainties, including among other things, import, export and transportation regulations, tariffs, taxation policy, including royalty and tax increases and retroactive tax claims, exchange controls, currency fluctuations and other uncertainties arising out of the Republic of Hungary's sovereignty over our operations.

Our management team does not have extensive experience in public company matters, which could impair our ability to comply with legal and regulatory requirements.

Our management team has had limited U.S. public company management experience or responsibilities, which could impair our ability to comply with legal and regulatory requirements, such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws including filing on a timely basis required reports and other required information. Our management may not be able to implement and affect programs and policies in an effective and timely manner that adequately respond to increased legal or regulatory compliance and reporting requirements imposed by such laws and regulations. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Concentration of ownership among our directors, executive officers, and principal shareholders may prevent new investors from influencing significant corporate decisions.

Based upon beneficial ownership as of July 31, 2007, our directors, executive officers, holders of more than 5% of our common stock, alone or together with their affiliates own, in the aggregate, approximately 77.6 % of our outstanding common stock. As a result, these shareholders, will be able to exercise a controlling influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Some of these persons or entities may have interests that are different from yours. For example, these shareholders may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, these shareholders, some of whom have representatives sitting on our board of directors, could use their voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

We currently have no employment agreements with any of our officers and directors.

We currently have no employment agreements with any of our officers and directors imposing any specific condition on our officers and directors regarding their continued employment by us.

We will need to hire additional employees as the number of technologies in which we have an interest increases.

We anticipate that it will be necessary for us to add employees with technology and management experience as well as support staff to accommodate the increasing number of technologies we acquire. We may need to provide additional scientific, business, accounting, legal or investment training for our hires. There is competition for highly qualified personnel, and we may not be successful in our efforts to recruit and retain highly qualified personnel.

There is no trading market for our common stock and if a market for our common stock does not develop, you may be unable to resell any of the shares acquired by you in this Offering.

There is currently no trading market for our common stock and such a market may not develop or be sustained. Our common stock must be acquired for investment purposes only and not with a view to resale or distribution. In offering our common stock, the Company is relying upon one or more exemptions from registration. Accordingly, there is no assurance that investors will ever be able to liquidate their investment in the Company.

The offering price has been arbitrarily determined.

The offering price of our common stock was established by the Company and does not necessarily bear any relationship to the value of the Company’s assets, its net worth, the results of its operation, or any other established criteria of value.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase the shares offered by the Selling Shareholders pursuant to this prospectus.

Power of the Dream Ventures, Inc.
Subscription Agreement
9,600,000 Share Offering at $2.50 per Offered Share

We may conduct further offerings in the future in which case your shareholdings will be diluted.

Since our inception, we have relied on such equity sales of our common stock to fund our operations. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current shareholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be diluted. The result of this could reduce the value of your stock.

We may issue preferred stock which may have greater rights than our common stock.

We are permitted in our charter to issue up to 10,000,000 shares of preferred stock. Currently no preferred shares are issued and outstanding; however, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common shareholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing it to be converted into shares of common stock, which could dilute the value of common stock to current shareholders and could adversely affect the market price, if any, of our common stock.

As our business assets, directors, and officers are located outside of the United States, our shareholders may be limited in their ability to enforce civil actions against our assets or our directors and officers.

We are a company incorporated under the laws of Delaware but because we are a company headquartered in Hungary and all of our officers and directors are residents of Hungary our shareholders may have difficulty enforcing civil liabilities under the U.S. federal securities laws against our officers and directors, especially because some of our directors and officers reside in Hungary. Because some of our assets are located outside the U.S., it may be difficult for an investor to succeed in an action, for any reason, against us or any of our directors or officers through U.S. jurisdictions. If an investor was able to obtain a judgment against us or any of our directors or officers in a U.S. court based on U.S. securities laws or other reasons, it may be difficult to enforce such judgment in Hungary. We are uncertain as to the enforceability, in original actions in Hungarian courts, of liability based upon the U.S. federal securities laws and as to the enforceability in Hungarian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws.

Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on either NASDAQ or a registered exchange, NASDAQ and stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. This could have an adverse impact on our ongoing operations.